EX-10.1 2 – Employment Agreement Exhibit

February 20, 2015

Bob Frye, CPA
Atlanta, GA

Dear Bob,

On behalf of ACSH, I am pleased to present this offer of employment as Controller, reporting directly to the Anthony Levinson, CFO.  This is a full-time exempt position, and you will be compensated with an annual salary of $130,000 less applicable legal deductions, payable in accordance with the regular payroll practices of the Company. Thereafter, annual performance and compensation reviews will take place in accordance with Company policy.  This offer is contingent upon successful results of your pre-employment drug screening and satisfactory reference check and background investigation. Your first day of employment will be by mutual agreement between you and Anthony Levinson.

As a full-time employee, you are eligible to participate in the Company’s benefits program as described in the new employee package.  You will also earn paid time off (PTO) as described in the employee handbook.  Further, you shall be entitled to such 401K plan and other retirement plan participation as are made available to the Company’s personnel generally, as in effect by the Company from time to time. You will additionally, be provided a transportation allowance of $45 per month to offset your parking and/or commuting transportation expenses and $125 per month as a cellular telephone allowance.

As Controller, you will be recommended to participate in the Company’s Stock Option Plan (the “Stock Option Plan”) in the amount equal to 8,500 shares (the “Option Shares”) of common stock, one cent par value, of the Company (the “Common Stock”).  The Company may grant to you from time to time additional Option Shares at a stated exercise price per share which will vest in equal annual installments over a period of five years, with the first 20% of such options to vest on the anniversary of the Commencement Date unless otherwise specified in the applicable option grant agreement.  Your participation in the Stock Option Plan and level of award is subject to approval by the Company’s Board of Directors or committee thereof.  Additionally, you will be considered for participation in the Company’s bonus compensation plan as in effect from time to time.  The actual amount of bonus award shall be determined by the Company’s Board of Directors or committee thereof and will be based upon the Board’s discretion and assessment of your performance, and that of the Company, against goals established annually by the Chairman.  Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with regular practices of the Company.

Included with this letter is the American CareSource Holdings (ACSH) new employee package which contains the necessary employment forms for your completion and signature.  Our benefit information and enrollment forms will also be included.  Please sign this offer of employment and complete the included application form as soon as possible and return it to me so we may initiate the background screening process. A scanned copy is acceptable.

The Employee Handbook and the Business Conduct Code outlines our current employment policies and benefits, including health insurance.  They also describe your responsibilities to ACSH as an employee.  All employees are required to read the Handbook and the Business Conduct Code for familiarization with American CareSource Holdings’ policies, as well as to sign an acknowledgement that they have reviewed each of these documents.

This letter is not meant to constitute a contract of employment for a specific term.  Employment with the Company is “at will,” which means that both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  Enclosed in the new employee package is a copy of Form I-9 which you will be required to complete.  Please bring the appropriate documents listed on this form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set for expressly in this letter and that you have not entered into any non-compete agreements that would prevent you from working for American Caresource Holdings.

Please indicate your acceptance by your signature, and return this offer letter to me.  Thank you.

Kindest personal regards,

/s/ Armando Nunez

Armando Nunez

Vice President, Human Resources

 I accept your offer of employment and acknowledge receiving a copy of the current Employee Handbook and Business Conduct Code. I also acknowledge that the information contained therein is confidential, and I agree not to relinquish this information to other parties. Violation of this clause shall, without any further action by American CareSource Holdings, Inc. result in either immediate revocation of this offer of employment or termination of my employment.

 /s/ Robert Frye                                                                           February 20, 2015
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